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                                                                 EXHIBIT 23.2(C)

To the Board of Directors
and Shareholders of
FPS Power Systems Oy Ab

     We consent to the incorporation by reference in the registration statements (Nos. 33-63969, 33-64818 and 33-88466) on Form S-3, registration statements (Nos. 33-63973, 33-63971, 33-39311, 33-39310, 33-35202 and 33-64121) on Form
S-8, and registration statement (No. 333-2471) on Form S-4 of Exide Electronics Group, Inc. of our report dated March 15, 1996 with respect to the balance sheets of FPS Power Systems Oy Ab as of September 30, 1995 and December 31, 1994 and 1995, and the related statements of income and of cash flows for the nine months ended September 30, 1995 and each of the years in the three-year period ended December 31, 1995, which report appears in the Form 8-K/A of Exide Electronics Group, Inc. dated July 9, 1996.

KPMG WIDERI OY AB
Helsinki, Finland

July 9, 1996

Sixten Nyman
Authorized Public Accountant